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                                  EXHIBIT 11

                         CYPRUS AMAX MINERALS COMPANY
                       Computation of Per Share Earnings
                      (In millions except per share data)


                                                          1997     1996    1995
                                                         ------   -----   -----

Net Income.............................................   $  69   $  77   $ 124
Preferred Stock Dividends..............................     (19)    (19)    (19)
                                                          -----   -----   -----

Income Applicable to Common Shares.....................   $  50   $  58   $ 105
                                                          =====   =====   =====
Primary:
  Average Common Shares Outstanding....................    93.5    93.2    92.9


Diluted:
  Average Common Shares Outstanding....................    93.5    93.2     92.9
  Common Stock Equivalents--Options....................       -      .1       .2
  Conversion of Series A Preferred Stock...............     9.6     9.6      9.6
                                                          -----   -----    -----

     Diluted Average Common Shares Outstanding.........   103.1   102.9    102.7
                                                          =====   =====    =====

Earnings Per Share:
  Using Average Common Shares Outstanding..............   $0.54  $ 0.62   $ 1.13

  Using Diluted Average Common Shares Outstanding/(1)/.   $0.67  $ 0.75   $ 1.21

/(1) /Diluted earnings per share were anti-dilutive in 1997, 1996, and 1995.